Exhibit 99.1

Horsehead Appoints Schreiber as Director

PITTSBURGH--(BUSINESS WIRE)--November 15, 2012--Horsehead Holding Corp. (NASDAQ: ZINC), the parent company of Horsehead Corporation, INMETCO, and Zochem, Inc., announced today that it has appointed Mr. George A. Schreiber, Jr. to its board of directors. His term will expire at the annual shareholders’ meeting in 2013.

Mr. Schreiber formerly served as a director for two publicly-traded companies – Semco Energy, Inc., and Energy Conversion Devices – and currently serves on the Board of one privately-held company, Continental Energy Systems LLC. He has served as President & CEO of Continental since 2007. Continental Energy Systems LLC is a leading utility holding company which owns gas distribution businesses with over 500,000 customers in New Mexico.

From 2004-2007, Mr. Schreiber served as President and CEO of Semco Energy, Inc., a NYSE publicly-traded natural gas distribution company serving markets in Michigan and Alaska. Prior to that, from 1999-2004, he served as Chairman of the Global Energy Group of Credit Suisse First Boston. Mr. Schreiber earned a M.B.A. in 1971 and a B.S. in 1970, both from Arizona State University.

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, PA, employs approximately 1,150 people and currently has seven production and recycling facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

CONTACT:
Horsehead Holding Corp.
Ali Alavi, Senior Vice President, 724-773-2212